FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	11
Fund	Fidelity Short-Intermediate Municipal Income Fund
Trade Date	03/31/2010
Settle Date	04/08/2010
Security Name	CA PUB WKS 5% 3/1/16
CUSIP	130685A67
Price	105.095
Transaction Value	$2,101,900.00
Class Size	59,815,000
% of Offering	3.34%
Underwriter Purchased From	Wedbush Securities
Underwriting Members: (1)	Wedbush Securities
Underwriting Members: (2)	Wells Fargo Securities
Underwriting Members: (3)	Cabrera Capital Markets, LLC
Underwriting Members: (4)	Alamo Capital
Underwriting Members: (5)	Barclays Capital Inc.
Underwriting Members: (6)	City National Securities, Inc.
Underwriting Members: (7)	E.J. De La Rosa & Co., Inc.
Underwriting Members: (8)	Edward D. Jones & Co., LP
Underwriting Members: (9)	Fidelity Capital Markets
Underwriting Members: (10)	Great Pacific Securities
Underwriting Members: (11)	Morgan Keegan and Company, Inc.
Underwriting Members: (12)	Oppenheimer & Co., Inc.
Underwriting Members: (13)	R H Investment Corporation
Underwriting Members: (14)	Sandgrain Securities, Inc.
Underwriting Members: (15)	Stone & Youngberg LLC
Underwriting Members: (16)	Wulff, Hansen & Co.